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                       October 28, 2021

       David Marberger
       Executive Vice President and Chief Financial Officer
       Conagra Brands Inc.
       222 W. Merchandise Mart Plaza, Suite 1300
       Chicago, Illinois 60654

                                                        Re: Conagra Brands Inc.
                                                            Form 10-K for the
fiscal year ended May 30, 2021
                                                            Filed July 23, 2021
                                                            File No. 001-07275

       Dear Mr. Marberger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing